EXHIBIT 27(d)(8)

                                 FORM OF RIDER


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                                CHILD TERM RIDER

This rider is a part of the Policy to which it is attached. Except as otherwise stated in this rider, it is subject to all of the provisions of the Policy.

POLICY NUMBER:                      [3000000]

INSURED CHILD:                      [Kate Doe]

ISSUE AGE AND SEX:                  [05 - Female]

RIDER INSURANCE AMOUNT:             [$10,000]

RIDER DATE:                         [January 10, 2002]

RIDER EXPIRY DATE:                  [January 10, 2022]

FINAL RIDER CONVERSION DATE:        [January 10, 2022]

INITIAL MONTHLY RIDER CHARGE:       [ $0.63  ]


                                     GENERAL

RIDER DESCRIPTION
This rider provides term life insurance coverage on the Insured Child until the Rider Expiry Date, subject to the terms below. There is a monthly charge for rider coverage, and such charge is assessed as a deduction from the Policy Value as part of the monthly deduction for the policy.


RIDER DEATH BENEFIT
The Rider Death Benefit is equal to the Rider Insurance Amount shown above. Upon receipt of due proof at Our Main Administrative Office that the Insured Child died while this rider is in effect, We will pay the Rider Death Benefit to the beneficiary of the policy.

MONTHLY RIDER CHARGE
The Monthly Rider Charge is equal to the applicable monthly cost of insurance rate for the Insured Child multiplied by the Rider Insurance Amount. The monthly cost of insurance rates are based on the issue age and sex of the Insured Child, and on the number of elapsed years from the Rider Date. Such rates will not exceed the rates in the table attached to this rider. Any new schedule of rates will be determined by Us based on factors which will be uniform by class without regard to changes in the health of the Insureds after the Rider Date of Issue, and based on our future mortality, expense, lapse and investment expectations.

The monthly charge for the rider is deducted from the Policy Value as part of the monthly deduction for the policy. The Initial Monthly Charge for this rider is shown above. Future monthly charges will vary and generally increase.





VR56                                   1

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CONVERSION
While this rider is In Force and on or before the Final Conversion Date, You may convert the Rider Death Benefit, without evidence of insurability, to a new insurance policy on the life of the Insured Child. The Face Amount of insurance coverage of the new policy will be equal to or less than the Rider Insurance Amount. The new policy may be any plan of variable or universal life insurance that We offer at the time of conversion. The new policy will be subject to Our published issue rules (e.g. age and amount limits) for the plan chosen which is in effect at that time.

In order to convert insurance coverage on the Insured Child, You must submit to Us a written release and surrender of all claims under this rider. The Policy Date of the new policy will be the conversion date.

CONVERSION ALLOWANCE
We will apply a Conversion Allowance to pay a portion of the new policy's first-year premium. The amount of Conversion Allowance is equal to the sum of the first twelve Monthly Charges for this rider (or equal to the sum of all Monthly Charges for this rider if less than twelve such charges have been charged).

SUICIDE
If within two years from the Rider Date of Issue and provided this rider is then in effect the Insured Child dies by suicide, whether sane or insane, the Rider Death Benefit will be limited to the cost of insurance charges assessed for this rider.

CONTESTABILITY
We cannot contest the validity of this rider after it has been in effect during the lifetime of the Insured Child for two years from the Rider Date of Issue.

TERMINATION OF THIS RIDER
This rider will terminate on the earliest of the following dates:

     1. the Rider Expiry Date shown above;

     2. termination of the Basic Policy;

     3. the date of payment of the Rider Death Benefit;

     4. the date of conversion of this rider;

     5. the first Monthly Calculation Day following Our receipt from You of a Written Request to cancel this rider.



                         PHL Variable Insurance Company

                            /s/ Robert W. Fiondella
              Chairperson of the Board and Chief Executive Officer















VR56                                   2

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               GUARANTEED MAXIMUM MONTHLY COST OF INSURANCE RATES



              Attained Age              Male                Female
              ----------------------------------------------------

                  0                  0.0003483           0.0002408
                  1                  0.0000892           0.0000725
                  2                  0.0000825           0.0000675
                  3                  0.0000817           0.0000658
                  4                  0.0000792           0.0000642
                  5                  0.0000750           0.0000633
                  6                  0.0000717           0.0000608
                  7                  0.0000667           0.0000600
                  8                  0.0000633           0.0000583
                  9                  0.0000617           0.0000575
                 10                  0.0000608           0.0000567
                 11                  0.0000642           0.0000575
                 12                  0.0000708           0.0000600
                 13                  0.0000825           0.0000625
                 14                  0.0000958           0.0000667
                 15                  0.0001108           0.0000708
                 16                  0.0001258           0.0000750
                 17                  0.0001392           0.0000792
                 18                  0.0001333           0.0000792
                 19                  0.0001383           0.0000817
                 20                  0.0001400           0.0000842
                 21                  0.0001392           0.0000850
                 22                  0.0001367           0.0000867
                 23                  0.0001342           0.0000875
                 24                  0.0001308           0.0000900















VR56                                   3